Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149200) and Form S-3 (No. 333-165959) of Targa Resources Partners LP of our report dated March 3, 2010, except with respect to our opinions on the consolidated financial statements and internal control over financial reporting insofar as it relates to the effects of the acquisition of the Permian and Straddle Systems discussed in Note 2 and change in segment reporting discussed in Note 20, as to which the date is August 9, 2010, and except with respect to our opinions on the consolidated financial statements and internal control over financial reporting insofar as it relates to the effects of the acquisitions of the Versado System and Venice Operations discussed in Note 2, as to which the date is November 8, 2010, relating to the financial statements of Targa Resources Partners LP, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/PricewaterhouseCoopers LLP
Houston, Texas
November 8, 2010